          Exhibit 99.1

Advaxis’ Listeria Cancer Vaccine Shows Strong Safety Profile In Toxicology Studies

August 29, 2005 9:00 AM

Princeton, NJ, (BUSINESS WIRE) Advaxis, Inc (OTCBB: ADXS) announced today that it has successfully completed its pre-clinical toxicology studies of Lovaxin C, its Listeria Cancer Vaccine, for treatment of cervical and head and neck cancers. The results from these studies complete the toxicology package necessary for the initiation of its Phase I/II study in cervical cancer patients. This trial will be the first-in-man assessment of a Listeria monocytogenes based live cancer vaccine.

Toxicology and assay assessments were performed at Stillmeadow Inc, Lark Laboratories and Nova Laboratories in conformance with the Good Laboratory Practice procedures that are required by U.S. and European regulatory authorities. Toxicology testing was performed on mice in both single and repeated dosing regimens.

Commenting on the completion of this work, John Rothman, Ph.D, Advaxis’ Vice President of Clinical Development stated, "We are pleased to report the successful completion of our preclinical toxicology program and the safety of Lovaxin C. As we had expected, Lovaxin C, which is made from attenuated Listeria, has been proven to be far less toxic than wild type Listeria monocytogenes. Further, no evidence of toxicity was reported at levels that correspond to the doses in our upcoming human clinical studies. This third-party data confirms the results we had already observed in our laboratories. It is interesting to note that we tested the safety of Lovaxin C in a species of mouse known to be most sensitive to Listeria toxicity, thus assessing toxicity in the worst case. Additionally, we have confirmed the susceptibility of Lovaxin C to many common antibiotics, which assures us of the ability to maximize efficacy with regimens that are completely safe, even in immunocompromised cancer patients."

J. Todd Derbin, Chief Executive Officer of Advaxis commented, “Achieving this milestone takes us one step further with our Listeria based cancer vaccines. Further, given that our Company is based on platform technology and that Lovaxin will be used to treat a variety of other types of cancers, we find this news especially encouraging.”

Advaxis plans to initially develop Lovaxin C for patients with cervical and head and neck cancers, which both express the antigen HPV-E7, against which Lovaxin C targets an unusually strong cytotoxic immune response. A phase I/II study for late-stage cervical cancer patients is planned for late 2005 followed by Phase II protocols in both cervical and head and neck cancers in late 2006.

About Advaxis:

Advaxis is based in Princeton, New Jersey. Advaxis is developing proprietary Listeria cancer vaccines based on the vaccine technology developed by Dr. Yvonne Paterson in the Department of Microbiology at the University of Pennsylvania. Advaxis is developing therapeutic cancer vaccines that enhance the immune system’s cancer-fighting abilities. Advaxis, through its proprietary Listeria monocytogenes based system, is utilizing two immunological mechanisms (Innate and Classical Immunity) to develop safer and more effective Listeria based cancer vaccines. Advaxis is the exclusive licensee of a patented broadly enabling Listeria platform technology based on the use of attenuated bacteria Listeria monocytogenes, that can elicit effective anti-tumor responses. Advaxis’ lead Listeria vaccine candidate, Lovaxin C, targets cervical and head and neck cancers. Further Listeria vaccines in development target breast, ovarian and lung cancers. Advaxis is entering a Phase I/II clinical trial in late 2005. The Listeria platform will also have applications in the fields of infectious disease and autoimmune disorders.
.

Forward-Looking Statements

Certain statements contained in this press release are forward-looking statements that involve risks and uncertainties. The statements contained herein that are not purely historical are forward looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements deal with the Company's current plans, intentions, beliefs and expectations and statements of future economic performance. Forward-looking statements involve known and unknown risks and uncertainties that may cause the Company's actual results in future periods to differ materially from what is currently anticipated. Factors that could cause or contribute to such differences include those discussed from time to time in reports filed by the Company with the Securities and Exchange Commission. The Company cannot guarantee its future results, levels of activity, performance or achievements.

Contact:
J. Todd Derbin	Jennifer K. Zimmons, Ph.D.
CEO & President	Investor Relations
Advaxis, Inc.	Strategic Growth International
212 Carnegie Center	150 East 52nd St., 22nd Fl.
Princeton, NJ 08540	New York, NY 10021
(609) 895 7150	(212) 838-1444
derbin@advaxis.com	jzimmons@sgi-ir.com

5